EXHIBIT 99.1
                                                                    ------------

BIW LIMITED

FOR IMMEDIATE RELEASE

Business Editor - NY Metro Area

Company Contact: John S. Tomac, President
                 Phone (203) 735-1888


           DPUC ISSUES FINAL DECISION ON RATE AMENDMENT APPLICATION OF
                           BIRMINGHAM UTILITIES, INC.

Ansonia, CT - November 28, 2006 - BIW Limited (AMEX - BIW), announced today that its regulated water utility, Birmingham Utilities, Inc., was granted a $1,172,148 annual increase in water service rates by the CT Department of Public Utility Control (DPUC). The Company filed an application with the DPUC on May 19, 2006 requesting a $1,793,976 rate increase, which was subsequently reduced to $1,782,728. The overall increase, which amounts to 16.2%, will have the effect of increasing the average residential customer's water bill by about 22 cents per day, or $20.22 per quarter. The average customer uses approximately 18,000 gallons of water per quarter and would pay approximately $123.22 per quarter. With the increase, water will cost about 7 tenths of one cent per gallon.

BIW Limited President, John S. Tomac, said, "Although the increase is less than the Company requested, we are pleased the DPUC recognized and allowed the capital improvements the Company has made in its Ansonia and Eastern divisions since 2003. The Company's rate base has grown from $13,305,072 in 2003 to $22,842,840 in 2006. These capital improvements were imperative as our water systems must remain viable. We have been working diligently to insure the service we provide and the water we deliver is above our customers' expectations and all regulatory standards." The DPUC set the Company's return on equity at 10.2%. The decision also allows the Company to recover increases in depreciation expense and property taxes since 2003. Tomac also stated, "In large part, the reduction in the allowed amount versus the requested increase was a reduction in the allowed rate of return on equity and the disallowance of certain operating expenses."

BIW Limited (BIW or the Company) is the parent company of Birmingham Utilities, Inc., a regulated public water service company which collects and distributes water for domestic, commercial and industrial uses and fire protection in the Naugatuck Valley towns of Ansonia, Derby, and in small parts of the contiguous Town of Seymour. Water service is also provided for domestic and commercial use in 33 satellite water operations in 16 towns in eastern Connecticut.

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Birmingham H2O Services, Inc., the Company's non-regulated subsidiary, offers a consumer protection program for residential service lines and provides water related services to other water utilities, municipalities, contractors and individuals throughout Connecticut.

This press release contains forward-looking statements. While these forward-looking statements represent our judgments and future expectations concerning the development of our business and the impact of the rate application, a number of risks, uncertainties, and other important factors could cause actual developments and results to differ materially from our expectations. These factors include, but are not limited to, the risk that anticipated benefits will not be obtained or will not be obtained within the time anticipated; and other key factors that could adversely affect our business and financial performance contained in our Form 10-K for the year ended December 31, 2005 and other filings with the Securities and Exchange Commission. BIW Limited is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements whether as a result of new information, future events, or otherwise.